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                                                                       EXHIBIT 8



                                                July 29, 1997



Investors Financial Services Corp.
200 Clarendon Street
P.O. Box 9130
Boston, Massachusetts 02117-9130

    Re: Investors Financial Services Corp. and Investors Capital Trust I Registration Statement on Form S-4 File Nos. 333-27847 and 333-27847-01

Ladies and Gentlemen:

     We have acted as counsel to Investors Capital Trust I, a Delaware statutory business trust (the "Trust"), and Investors Financial Services Corp., a Delaware corporation (the "Corporation"), in connection with the issuance and sale by the Trust to Keefe, Bruyette & Woods, Inc. of 25,000 9.77% Series A Capital Securities (liquidation amount $1,000 per security) of the Trust (the "Old Capital Securities"), representing preferred undivided beneficial interests in the assets of the Trust, under the Amended and Restated Declaration of Trust for the Trust, dated as of January 31, 1997 (the "Declaration"), among the Corporation, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the Administrative Trustees named therein. Pursuant to the Prospectus that is part of the Registration Statement on Form S-4 filed by the Corporation and the Trust with the Securities and Exchange Commission on May 27, 1997, as amended (the "Prospectus"), the Trust will offer to exchange (the "Exchange Offer") up to $25,000,000 aggregate Liquidation Amount of its 9.77% Series B Capital Securities (the "New Capital Securities") for a like Liquidation Amount of Old Capital Securities. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Prospectus.

     You have requested our opinion regarding certain federal income tax consequences associated with the Exchange Offer and the ownership and disposition of New Capital Securities received pursuant to the Exchange Offer. In rendering our opinion, we have examined such documents and records as we have deemed necessary or appropriate, including, but not limited to, the following:

     (i)    the Prospectus;

     (ii)   the Declaration;
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July  29, 1997
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     (iii)  a specimen of the Old Capital Securities;

     (iv)   a specimen of the New Capital Securities;

     (v)    a specimen of the Common Securities;

     (vi)   the Old Guarantee;

     (vii)  the New Guarantee;

     (viii) the Indenture;

     (ix)   a specimen of the Old Junior Subordinated Debentures;

     (x)    a specimen of the New Junior Subordinated Debentures;

     (xi)   the Registration Rights Agreement; and

     (xii) a representation letter from the Corporation setting forth certain factual matters.

     In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

     A. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the date hereof) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

     B. Any statement or representation made "to the best of knowledge" or similarly qualified is correct without such qualification.

     C. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such statements, descriptions and representations, and there has been (and will be) full compliance with all documents referred to herein.

     Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

     1. Under current law, the New Junior Subordinated Debentures are classified for United States federal income tax purposes as indebtedness of the Corporation.

     2. Under current law, the Trust is classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

     3. The discussion set forth in the Prospectus under the heading "Federal Income Tax Consequences" represents (subject to the limitations set forth therein), to the extent that it constitutes matters of federal law or legal conclusions with respect thereto, in all material
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respects, a fair summary of the material United States federal income tax consequences under current law of the acquisition of New Capital Securities pursuant to the Exchange Offer, and the ownership and disposition of the New Capital Securities so acquired.

     Although there are no definite legal standards for the opinion set forth in paragraph 1 above, the opinions set forth herein (including the opinion set forth in paragraph 1) are based upon our best judgment regarding the application of existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service ("IRS") and existing case law, any of which could be changed at any time. No assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that any of the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would not be successful. In addition, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, this opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless we are specifically engaged to do so.

     The opinions expressed herein are limited as described above, and we do not express an opinion on any other transaction. In addition, if any of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion may not be relied on in connection with any transactions other than the transactions contemplated herein.

     We hereby consent to the use of our name under the caption "Federal Income Tax Consequences" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for purposes of the Securities Act.


                                   Very truly yours,



                                   TESTA, HURWITZ & THIBEAULT, LLP